EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT
Intervoice, Inc.
Stephanie Leonard
+ 1 (972) 454-8231
stephanie.leonard@intervoice.com

09-04

Intervoice Secures $12.5M Order for Voice Automation Solutions
From Major U.S. Wireless Telecommunications Company

DALLAS — March 8, 2004 — Intervoice, Inc. (Nasdaq: INTV), the world leader in converged voice and data solutions, today announced that it has received an order valued at $12.5 million from a major U.S. wireless telecommunications provider. The order was received after the quarter ended February 29, 2004, and is part of an ongoing initiative to replace the customer’s existing touchtone functionality with a far more feature-rich, standards-based voice automation solution built on the Omvia® Voice Framework from Intervoice. The initial Voice eXtensible Mark-up Language (VoiceXML)-based applications will provide useful and engaging self-service solutions for their millions of customers in the United States, and it further lays the foundation for many new revenue-generating applications utilizing the extensibility of the Omvia platform.

The Company had previously received an initial $3 million order for a pilot application from this customer that was booked in the Company’s fiscal year ending February 29, 2004. The telecommunications provider is a recent addition to the growing portfolio of network carriers who use voice automation solutions from Intervoice to measurably improve average revenue per user (ARPU), reduce churn and lower costs. To date, Intervoice has deployed enhanced network systems and services in over 50 countries to over 200 service providers.

As part of this comprehensive CRM initiative, the wireless provider is looking to improve customer satisfaction, reduce call-handling costs and achieve market differentiation with Intervoice technology. The order was secured as part of a collaborative effort among Intervoice and several of its industry-leading alliance partners, including BEA Systems, Inc., HP, Intel and ScanSoft, Inc., all of whom contributed standards-based hardware and software that support the Omvia Voice Framework platform.

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“We are very excited to work with such an innovative wireless provider who recognizes the value of voice automation in improving operational efficiencies, customer satisfaction and generating revenue,” said Bob Ritchey, President of Intervoice. “We look forward to leveraging our 20 years of expertise in helping the carrier migrate to voice automation resulting in a more customer-friendly environment. This is an excellent example of the value that Intervoice and its alliance partners can bring to future customer engagements.”

The announcement of this order, or any order, is not indicative of Intervoice revenues for any fiscal reporting period. Although we expect to report revenues associated with this order during our fiscal year ending February 28, 2005, there can be no assurance when or to what extent this order or any order will result in revenues or profits for the Company. This press release contains forward-looking statements as to the Company’s current expectations for recognizing revenues in connection with this order. These expectations are based on Company management’s current beliefs. Readers are cautioned to read the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

About Intervoice
With more than 20 years of experience, Intervoice, Inc. (NASDAQ: INTV) creates measurable business value by applying innovative speech technology to optimize voice automation solutions. Intervoice provides developers, enterprises and carriers with the platform, software and services necessary to enable an interactive dialogue with technology, resulting in improved operational efficiencies, revenue, and customer satisfaction. Omvia®, the open, standards-based Intervoice product suite, consists of advanced messaging, portal, IVR and payment applications. The Omvia Voice Framework is the most open voice solution on the market, allowing unparalleled scalability and flexibility within a traditional, VXML or SALT environment. Intervoice has more than 22,000 active deployments worldwide including Ameritrade, Amtrak, Citibank, MasterCard, O2, Rogers AT&T Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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